Exhibit 99.2
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
SOUTHWEST AIRLINES CO.
CONSOLIDATED BALANCE SHEET
(In millions, except share data)	DECEMBER 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$2,280	$1,048
Short-term investments	251	257
Accounts and other receivables	258	248
Inventories of parts and supplies, at cost	150	137
Fuel hedge contracts	641	428
Prepaid expenses and other current assets	40	54
Total current assets	3,620	2,172

Property and equipment, at cost:
Flight equipment	10,592	9,635
Ground property and equipment	1,256	1,202
Deposits on flight equipment purchase contracts	660	682
	12,508	11,519
Less allowance for depreciation and amortization	3,296	2,996
	9,212	8,523
Other assets	1,171	442
	$14,003	$11,137
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$524	$420
Accrued liabilities	2,074	1,047
Air traffic liability	649	529
Current maturities of long-term debt	601	146
Total current liabilities	3,848	2,142

Long-term debt less current maturities	1,394	1,700
Deferred income taxes	1,681	1,407
Deferred gains from sale and leaseback of aircraft	136	152
Other deferred liabilities	269	209
Commitments and contingencies
Stockholders' equity:
Common stock, $1.00 par value: 2,000,000,000 shares authorized;
801,641,645 and 790,181,982 shares issued in 2005
and 2004, respectively	802	790
Capital in excess of par value	963	777
Retained earnings	4,018	3,614
Accumulated other comprehensive income	892	417
Treasury stock, at cost: 5,199,192 shares in 2004	-	(71)
Total stockholders' equity	6,675	5,527
	$14,003	$11,137
See accompanying notes.

SOUTHWEST AIRLINES CO.
CONSOLIDATED STATEMENT OF INCOME
	YEARS ENDED DECEMBER 31,
(In millions, except per share amounts)	2005	2004	2003

OPERATING REVENUES:
Passenger	$7,279	$6,280	$5,741
Freight	133	117	94
Other	172	133	102
Total operating revenues	7,584	6,530	5,937

OPERATING EXPENSES:
Salaries, wages, and benefits	2,782	2,578	2,330
Fuel and oil	1,341	1,000	830
Maintenance materials and repairs	446	472	429
Aircraft rentals	163	179	183
Landing fees and other rentals	454	408	372
Depreciation and amortization	469	431	384
Other operating expenses	1,204	1,058	1,031
Total operating expenses	6,859	6,126	5,559

OPERATING INCOME	725	404	378

OTHER EXPENSES (INCOME):
Interest expense	122	88	91
Capitalized interest	(39)	(39)	(33)
Interest income	(47)	(21)	(24)
Other (gains) losses, net	(90)	37	(259)
Total other expenses (income)	(54)	65	(225)

INCOME BEFORE INCOME TAXES	779	339	603
PROVISION FOR INCOME TAXES	295	124	231

NET INCOME	$484	$215	$372

NET INCOME PER SHARE, BASIC	$.61	$.27	$.48

NET INCOME PER SHARE, DILUTED	$.60	$.27	$.46

See accompanying notes.

SOUTHWEST AIRLINES CO.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
	YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003
				Accumulated
		Capital in		other
	Common	excess of	Retained	comprehensive	Treasury
(In millions, except per share amounts)	Stock	par value	earnings	income (loss)	stock	Total

Balance at December 31, 2002	$777	$395	$3,148	$54	$-	$4,374

Issuance of common stock pursuant
to Employee stock plans	12	81	-	-	-	93
Tax benefit of options exercised	-	29	-	-	-	29
Share-based compensation	-	107	-	-	-	107
Cash dividends, $.018 per share	-	-	(14)	-	-	(14)
Comprehensive income (loss)
Net income	-	-	372	-	-	372
Unrealized gain on derivative instruments	-	-	-	66	-	66
Other	-	-	-	2	-	2
Total comprehensive income	440

Balance at December 31, 2003	$789	$612	$3,506	$122	$-	$5,029

Purchase of shares of treasury stock	-	-	-	-	(246)	(246)
Issuance of common and treasury stock
pursuant to Employee stock plans	1	7	(93)	-	175	90
Tax benefit of options exercised	-	23	-	-	-	23
Share-based compensation	-	135	-	-	-	135
Cash dividends, $.018 per share	-	-	(14)	-	-	(14)
Comprehensive income (loss)
Net income	-	-	215	-	-	215
Unrealized gain on derivative instruments	-	-	-	293	-	293
Other	-	-	-	2	-	2
Total comprehensive income	510

Balance at December 31, 2004	$790	$777	$3,614	$417	$(71)	$5,527

Purchase of shares of treasury stock	-	-	-	-	(55)	(55)
Issuance of common and treasury stock
pursuant to Employee stock plans	12	59	(66)	-	126	131
Tax benefit of options exercised	-	47	-	-	-	47
Share-based compensation	-	80	-	-	-	80
Cash dividends, $.018 per share	-	-	(14)	-	-	(14)
Comprehensive income (loss)
Net income	-	-	484	-	-	484
Unrealized gain on derivative instruments	-	-	-	474	-	474
Other	-	-	-	1	-	1
Total comprehensive income	959

Balance at December 31, 2005	$802	$963	$4,018	$892	$-	$6,675

See accompanying notes.

SOUTHWEST AIRLINES CO.
CONSOLIDATED STATEMENT OF CASH FLOWS
	YEARS ENDED DECEMBER 31,
(In millions)	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$484	$215	$372
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	469	431	384
Deferred income taxes	291	166	190
Amortization of deferred gains on sale and
leaseback of aircraft	(16)	(16)	(16)
Share-based compensation expense	80	135	107
Excess tax benefits from share-based compensation expense	(47)	(23)	(29)
Changes in certain assets and liabilities:
Accounts and other receivables	(9)	(75)	43
Other current assets	(59)	(44)	(19)
Accounts payable and accrued liabilities	855	231	129
Air traffic liability	120	68	50
Other	(50)	(22)	50
Net cash provided by operating activities	2,118	1,066	1,261

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(1,146)	(1,707)	(1,192)
Change in short-term investments, net	6	124	(381)
Payment for assets of ATA Airlines, Inc.	(6)	(34)	-
Debtor in possession loan to ATA Airlines, Inc.	-	(40)	-
Other	-	(1)	-
Net cash used in investing activities	(1,146)	(1,658)	(1,573)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	300	520	-
Proceeds from Employee stock plans	132	88	93
Payments of long-term debt and capital lease obligations	(149)	(207)	(130)
Payments of cash dividends	(14)	(14)	(14)
Repurchase of common stock	(55)	(246)	-
Excess tax benefits from share-based compensation arrangements	47	23	29
Other, net	(1)	(8)	3
Net cash provided by (used in) financing activities	260	156	(19)

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	1,232	(436)	(331)
CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD	1,048	1,484	1,815
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,280	$1,048	$1,484

SUPPLEMENTAL DISCLOSURES
Cash payments for:
Interest, net of amount capitalized	$71	$38	$62
Income taxes	$8	$2	$51
Noncash rights to airport gates acquired through reduction in
debtor in possession loan to ATA Airlines, Inc.	$20	$-	$-

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Changes in Accounting

Effective January 1, 2006, Southwest adopted Statement of Financial Accounting Standards (SFAS) No. 123R, "Share-Based Payment" (SFAS 123R) using the modified retrospective transition method. SFAS 123R requires that all stock-based compensation, including grants of employee stock options, be accounted for using a fair-value-based method. Under the modified retrospective method, prior years' results were retrospectively adjusted to give effect to the value of options granted in fiscal years beginning on or after January 1, 1995.

Stock-based compensation expense reported under SFAS 123R in the accompanying financial statements does not exactly match the pro forma results disclosed in the footnotes to previous years’ financial statements. We have adjusted the amounts reported in prior period pro forma results primarily to exclude a previous assumption that if stock-based compensation expense were recorded in the financial statements in prior periods, the Company’s profitsharing contributions would be impacted by that expense. The amount of this adjustment related to 2005 was $12 million, the amount related to 2004 was $20 million, and the amount related to 2003 was $16 million. On a per share basis for 2005, the $12 million profitsharing amount resulted in a difference of $.02, both basic and diluted, compared to previously disclosed pro forma amounts. On a per share basis for 2004, the $20 million profitsharing amount resulted in a difference of $.03, basic and $.02, diluted, compared to previously disclosed pro forma amounts. On a per share basis for 2003, the $16 million profitsharing amount resulted in a difference of $.02, both basic and diluted, compared to previously disclosed pro forma amounts. These adjustments had no impact on our balance sheets, statements of operations, cash flows, or stockholders’ equity as reported in prior periods.

In addition, in first quarter 2006, the Company began transitioning the maintenance program for performing planned airframe maintenance on its fleet of 737-300 and 737-500 aircraft. Due to the change in the nature of the maintenance activities performed, the Company changed its method of accounting for scheduled airframe and inspection repairs for 737-300 and 737-500 aircraft from the deferral method to the direct expense method, effective January 1, 2006. Under the deferral method, scheduled airframe and inspection repairs were capitalized and amortized as a component of Maintenance, materials and repairs expense in the Consolidated Statement of Income; under the direct expense method, scheduled airframe and inspection repairs are expensed as incurred. The Company recorded the change in accounting in accordance with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (SFAS 154), which was effective for calendar year companies on January 1, 2006. SFAS 154 requires that all elective accounting changes be made on a retrospective basis.

The following table summarizes the impact of these accounting changes on the Consolidated Statement of Earnings for the years ended December 31, 2005, 2004 and 2003:

	Year ended	Year ended	Year ended
	Dec 31	Dec 31	Dec 31
(in millions, except per share amounts)	2005	2004	2003

Net income, as previously reported	$548	$313	$442
Less: impact of SFAS 123R
(Salaries, wages and benefits)	(80)	(135)	(107)
Less: impact of change in maintenance accounting
(Maintenance materials and repairs)	(15)	(15)	3
Add: Income tax benefit from accounting changes	31	52	34
Net income - As retrospectively adjusted	$484	$215	$372

Weighted-average shares outstanding, diluted,
as previously reported	814	815	822
Less: impact of SFAS 123R	(8)	(11)	(12)
Weighted-average shares outstanding, diluted -
As retrospectively adjusted	806	804	810

Net income per share, basic, as previously reported	$.70	$.40	$.56
Less: impact of SFAS 123R, net of tax	(.08)	(.12)	(.09)
Less: impact of maintenance accounting
change, net of tax	(.01)	(.01)	.01
Net income per share, basic -
As retrospectively adjusted	$.61	$.27	$.48

Net income per share, diluted, as previously reported	$.67	$.38	$.54
Less: impact of SFAS 123R, net of tax	(.06)	(.10)	(.08)
Less: impact of maintenance accounting
change, net of tax	(.01)	(.01)	-
Net income per share, diluted -
As retrospectively adjusted	$.60	$.27	$.46

The Statement of Cash Flows has been retrospectively revised to reclassify the cash inflows related to excess tax benefits for employee exercise of options from operating activities to financing activities.

As a result of these accounting changes, we revised the following notes (numbering is as filed in the Company’s original filing of our Annual Report on Form 10-K):

- Note 1, Summary of Significant Accounting Policies - The pro forma disclosure of stock-based compensation expense has been eliminated and the discussion of Aircraft and engine maintenance has been updated based on the change in accounting for airframes.

- Note 2, Accounting changes - The discussion of the planned 2006 accounting changes has been eliminated.

- Note 10, Derivative and financial instruments - Disclosures have been revised to reflect the accounting changes. Derivative and financial instruments is now Note 9.

- Note 11, Comprehensive income - Disclosures have been revised to reflect the accounting changes. Comprehensive income is now Note 10.

- Note 13, Stock Plans - Disclosures have been revised to reflect the adoption of SFAS 123R. Stock plans is now Note 12.

- Note 15, Income Taxes - Income tax disclosures have been revised to reflect the accounting changes and the related income tax effects. Income taxes is now Note 14.

- Note 16, Net income per share - Disclosures have been revised to reflect the accounting changes. Net income per share is now Note 15.

Other than the revised numbering compared to the Company’s original filing of our Annual Report on Form 10-K, the notes have not been updated for any other subsequent developments. See our quarterly report on Form 10-Q for the quarter ended June 30, 2006, for the most current information.

BASIS OF PRESENTATION Southwest Airlines Co. (Southwest) is a major domestic airline that provides point-to-point, low-fare service. The Consolidated Financial Statements include the accounts of Southwest and its wholly owned subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Certain prior period amounts have been reclassified to conform to the current presentation. In the Consolidated Balance Sheet as of December 31, 2004, the Company has reclassified certain amounts as “Short-term investments”, that were previously classified as “Cash and cash equivalents.” In the Consolidated Statement of Cash Flows for 2004 and 2003, changes in the amounts of “Short-term investments” are classified as cash flows from investing activities. In the Consolidated Statement of Income for 2004 and 2003, amounts previously classified as “Agency commissions” are now classified in “Other operating expenses.”

CASH AND CASH EQUIVALENTS Cash in excess of that necessary for operating requirements is invested in short-term, highly liquid, income-producing investments. Investments with maturities of three months or less are classified as cash and cash equivalents, which primarily consist of certificates of deposit, money market funds, and investment grade commercial paper issued by major corporations and financial institutions. Cash and cash equivalents are stated at cost, which approximates market value.

SHORT-TERM INVESTMENTS Short-term investments consist of auction rate securities with auction reset periods of less than 12 months. These investments are classified as available-for-sale securities and are stated at fair value. Unrealized gains and losses, net of tax, are recognized in “Accumulated other comprehensive income (loss)” in the accompanying Consolidated Balance Sheet. Realized gains and losses are reflected in “Interest income” in the accompanying Consolidated Income Statement.

INVENTORIES Inventories of flight equipment expendable parts, materials, and supplies are carried at average cost. These items are generally charged to expense when issued for use.

PROPERTY AND EQUIPMENT Depreciation is provided by the straight-line method to estimated residual values over periods generally ranging from 23 to 25 years for flight equipment and 5 to 30 years for ground property and equipment once the asset is placed in service. Residual values estimated for aircraft are 15 percent and for ground property and equipment range from zero to 10 percent. Property under capital leases and related obligations are recorded at an amount equal to the present value of future minimum lease payments computed on the basis of the Company’s incremental borrowing rate or, when known, the interest rate implicit in the lease. Amortization of property under capital leases is on a straight-line basis over the lease term and is included in depreciation expense.

In estimating the lives and expected residual values of its aircraft, the Company primarily has relied upon actual experience with the same or similar aircraft types and recommendations from Boeing, the manufacturer of the Company’s aircraft. Subsequent revisions to these estimates, which can be significant, could be caused by changes to the Company’s maintenance program, modifications or improvements to the aircraft, changes in utilization of the aircraft (actual flight hours or cycles during a given period of time), governmental regulations on aging aircraft, changing market prices of new and used aircraft of the same or similar types, etc. The Company evaluates its estimates and assumptions each reporting period and, when warranted, adjusts these estimates and assumptions. Generally, these adjustments are accounted for on a prospective basis through depreciation and amortization expense, as required by GAAP.

When appropriate, the Company evaluates its long-lived assets used in operations for impairment. Impairment losses would be recorded when events and circumstances indicate that an asset might be impaired and the undiscounted cash flows to be generated by that asset are less than the carrying amounts of the asset. Factors that would indicate potential impairment include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s physical condition, operating or cash flow losses associated with the use of the long-lived asset, etc. While the airline industry as a whole has experienced many of these indicators, Southwest has continued to operate all of its aircraft and continues to experience positive cash flow.

AIRCRAFT AND ENGINE MAINTENANCE The cost of scheduled inspections and repairs and routine maintenance costs for all aircraft and engines are charged to maintenance expense as incurred. Modifications that significantly enhance the operating performance or extend the useful lives of aircraft or engines are capitalized and amortized over the remaining life of the asset.

INTANGIBLE ASSETS Intangible assets primarily consist of leasehold rights to airport owned gates acquired by the Company during 2004 and 2005. These assets are amortized on a straight-line basis over the expected useful life of the lease, approximately 20 years. The accumulated amortization related to the Company’s intangible assets at December 31, 2004, and 2005, was not material. The Company periodically assesses its intangible assets for impairment in accordance with SFAS 142, Goodwill and Other Intangible Assets; however, no impairments have been noted.

REVENUE RECOGNITION Tickets sold are initially deferred as “Air traffic liability”. Passenger revenue is recognized when transportation is provided. “Air traffic liability” primarily represents tickets sold for future travel dates and estimated refunds and exchanges of tickets sold for past travel dates. The majority of the Company’s tickets sold are nonrefundable. Tickets that are sold but not flown on the travel date can be reused for another flight, up to a year from the date of sale, or refunded (if the ticket is refundable). A small percentage of tickets (or partial tickets) expire unused. The Company estimates the amount of future refunds and exchanges, net of forfeitures, for all unused tickets once the flight date has passed. These estimates are based on historical experience over many years. The Company and members of the airline industry have consistently applied this accounting method to estimate revenue from forfeited tickets at the date travel is provided. Estimated future refunds and exchanges included in the air traffic liability account are constantly evaluated based on subsequent refund and exchange activity to validate the accuracy of the Company’s revenue recognition method with respect to forfeited tickets.

Events and circumstances outside of historical fare sale activity or historical Customer travel patterns can result in actual refunds, exchanges or forfeited tickets differing significantly from estimates; however, these differences have historically not been material. Additional factors that may affect estimated refunds, exchanges, and forfeitures include, but may not be limited to, the Company’s refund and exchange policy, the mix of refundable and nonrefundable fares, and fare sale activity. The Company’s estimation techniques have been consistently applied from year to year; however, as with any estimates, actual refund and exchange activity may vary from estimated amounts.

FREQUENT FLYER PROGRAM The Company accrues the estimated incremental cost of providing free travel for awards earned under its Rapid Rewards frequent flyer program. The Company also sells frequent flyer credits and related services to companies participating in its Rapid Rewards frequent flyer program. Funds received from the sale of flight segment credits are accounted for under the residual value method. The portion of those funds associated with future travel are deferred and recognized as “Passenger revenue” when the ultimate free travel awards are flown or the credits expire unused. The portion of the funds not associated with future travel are recognized in “Other revenue” in the period earned.

ADVERTISING The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 2005, 2004, and 2003 was $173 million, $158 million, and $155 million, respectively.

STOCK-BASED EMPLOYEE COMPENSATION The Company has stock-based compensation plans covering the majority of its Employee groups, including a plan covering the Company's Board of Directors and plans related to employment contracts with certain Executive Officers of the Company. The Company accounts for stock-based compensation utilizing the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment”.

See Note 12 for further discussion of the Company’s stock-based Employee compensation.

FINANCIAL DERIVATIVE INSTRUMENTS The Company accounts for financial derivative instruments utilizing Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities", as amended. The Company utilizes various derivative instruments, including crude oil, unleaded gasoline, and heating oil-based derivatives, to hedge a portion of its exposure to jet fuel price increases. These instruments primarily consist of purchased call options, collar structures, and fixed-price swap agreements, and are accounted for as cash-flow hedges, as defined by SFAS 133. The Company has also entered into interest rate swap agreements to convert a portion of its fixed-rate debt to floating rates. These interest rate hedges are accounted for as fair value hedges, as defined by SFAS 133.

Since the majority of the Company’s financial derivative instruments are not traded on a market exchange, the Company estimates their fair values. Depending on the type of instrument, the values are determined by the use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets. Also, since there is not a reliable forward market for jet fuel, the Company must estimate the future prices of jet fuel in order to measure the effectiveness of the hedging instruments in offsetting changes to those prices, as required by SFAS 133. Forward jet fuel prices are estimated through the observation of similar commodity futures prices (such as crude oil, heating oil, and unleaded gasoline) and adjusted based on historical variations to those like commodities. See Note 9 for further information on SFAS 133 and financial derivative instruments.

INCOME TAXES The Company accounts for deferred income taxes utilizing Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes", as amended. SFAS 109 requires an asset and liability method, whereby deferred tax assets and liabilities are recognized based on the tax effects of temporary differences between the financial statements and the tax bases of assets and liabilities, as measured by current enacted tax rates. When appropriate, in accordance with SFAS 109, the Company evaluates the need for a valuation allowance to reduce deferred tax assets.

2. ACQUISITION OF CERTAIN ASSETS

In fourth quarter 2004, Southwest was selected as the winning bidder at a bankruptcy-court approved auction for certain ATA Airlines, Inc. (ATA) assets. As part of the transaction, which was approved in December 2004, Southwest agreed to pay $40 million for certain ATA assets, consisting of the leasehold rights to six of ATA’s leased Chicago Midway Airport gates and the rights to a leased aircraft maintenance hangar at Chicago Midway Airport. In addition, Southwest provided ATA with $40 million in debtor-in-possession financing while ATA remains in bankruptcy, and also guaranteed the repayment of an ATA construction loan to the City of Chicago for $7 million. As part of this original transaction, Southwest also committed, upon ATA’s emergence from bankruptcy, to convert the debtor-in-possession financing to a term loan, payable over five years, and to invest $30 million in cash into ATA convertible preferred stock.

During fourth quarter 2005, ATA, although still in bankruptcy, entered into an agreement in which an investor, MatlinPatterson Global Opportunities Partners II (“MatlinPatterson”) would provide financing to enable ATA to emerge from bankruptcy in early 2006. As part of this transaction, Southwest entered into an agreement with ATA to acquire the leasehold rights to four additional leased gates at Chicago Midway Airport in exchange for a $20 million reduction in the Company’s debtor-in-possession loan. This resulted in a $20 million increase to intangible assets, classified in Other assets, and a corresponding $20 million decrease in Accounts and other receivables on the Consolidated Balance Sheet. Since this transaction was non-cash, it is not reflected in the Consolidated Statement of Cash Flows. Upon ATA’s emergence from bankruptcy, it will repay the remaining $20 million balance of the debtor-in-possession financing, and will provide a letter of credit to support Southwest’s obligation under the construction loan to the City of Chicago. In addition, as part of the 2005 agreement, Southwest has also been relieved of its commitment to purchase ATA convertible preferred stock. The 2005 agreement is subject to certain conditions including ATA’s successful emergence from bankruptcy on or before February 28, 2006.

Southwest and ATA agreed on a code share arrangement, which was approved by the Department of Transportation in January 2005. Under the agreement, which has since been expanded, each carrier can exchange passengers on certain designated flights. Sales of the code share flights began January 16, 2005, with travel dates beginning February 4, 2005. As part of the December 2005 agreement with ATA, Southwest has enhanced its codeshare arrangement with ATA, subject to certain conditions, including ATA’s confirmation of a Plan of Reorganization, which must be fulfilled by February 28, 2006.

3. COMMITMENTS

The Company's contractual purchase commitments primarily consist of scheduled aircraft acquisitions from Boeing. As of December 31, 2005, the Company had contractual purchase commitments with Boeing for 33 737-700 aircraft deliveries in 2006, 28 scheduled for delivery in 2007, and six in 2008. During January 2006, the Company exercised an additional option for 2007 to bring our commitment to 29 aircraft for that year. In addition, the Company has options and purchase rights for an additional 249 737-700s that it may acquire during 2007-2012, following the January 2006 option exercise. The Company has the option, which must be exercised two years prior to the contractual delivery date, to substitute 737-600s or 737-800s for the 737-700s. As of December 31, 2005, aggregate funding needed for firm commitments is approximately $1.3 billion, subject to adjustments for inflation, due as follows: $740 million in 2006, $458 million in 2007, and $80 million in 2008.

4. ACCRUED LIABILITIES

(In millions)	2005	2004
Retirement plans (Note 14)	$142	$89
Aircraft rentals	116	127
Vacation pay	135	120
Advances and deposits	955	334
Deferred income taxes	489	218
Other	237	159
Accrued liabilities	$2,074	$1,047

5. REVOLVING CREDIT FACILITY

The Company has a revolving credit facility under which it can borrow up to $600 million from a group of banks. The facility expires in August 2010 and is unsecured. At the Company’s option, interest on the facility can be calculated on one of several different bases. For most borrowings, Southwest would anticipate choosing a floating rate based upon LIBOR. If fully drawn, the spread over LIBOR would be 62.5 basis points given Southwest’s credit rating at December 31, 2005. The facility also contains a financial covenant requiring a minimum coverage ratio of adjusted pretax income to fixed obligations, as defined. As of December 31, 2005, the Company is in compliance with this covenant, and there are no outstanding amounts borrowed under this facility.

6. LONG-TERM DEBT
(In millions)	2005	2004
8% Notes due 2005	$-	$100
Zero coupon Notes due 2006	58	58
Pass Through Certificates	523	544
7 7/8% Notes due 2007	100	100
French Credit Agreements due 2012	41	44
6 1/2% Notes due 2012	370	377
5 1/4% Notes due 2014	340	348
5 1/8% Notes due 2017	300	-
French Credit Agreements due 2017	106	111
7 3/8% Debentures due 2027	100	100
Capital leases (Note 8)	74	80
	2,012	1,862
Less current maturities	601	146
Less debt discount and issue costs	17	16
	$1,394	$1,700

In first quarter 2005, the Company redeemed its $100 million senior unsecured 8% Notes on their maturity date of March 1, 2005.

During February 2005, the Company issued $300 million senior unsecured Notes due 2017. The notes bear interest at 5.125 percent, payable semi-annually in arrears, with the first payment made on September 1, 2005. Southwest used the net proceeds from the issuance of the notes, approximately $296 million, for general corporate purposes.

In fourth quarter 2004, the Company entered into four identical 13-year floating-rate financing arrangements, whereby it borrowed a total of $112 million from French banking partnerships. Although the interest on the borrowings are at floating rates, the Company estimates that, considering the full effect of the “net present value benefits” included in the transactions, the effective economic yield over the 13-year term of the loans will be approximately LIBOR minus 45 basis points. Principal and interest are payable semi-annually on June 30 and December 31 for each of the loans, and the Company may terminate the arrangements in any year on either of those dates, with certain conditions. The Company pledged four aircraft as collateral for the transactions.

In September 2004, the Company issued $350 million senior unsecured Notes due 2014. The notes bear interest at 5.25 percent, payable semi-annually in arrears, on April 1 and October 1. Concurrently, the Company entered into an interest-rate swap agreement to convert this fixed-rate debt to a floating rate. See Note 9 for more information on the interest-rate swap agreement. Southwest used the net proceeds from the issuance of the notes, approximately $346 million, for general corporate purposes.

In February 2004 and April 2004, the Company issued two separate $29 million two-year notes, each secured by one new 737-700 aircraft. Both of the notes are non-interest bearing and accrete to face value at maturity at annual rates of 2.9 percent and 3.4 percent, respectively. The proceeds of these borrowings were used to fund the individual aircraft purchases.

On March 1, 2002, the Company issued $385 million senior unsecured Notes due March 1, 2012. The notes bear interest at 6.5 percent, payable semi-annually on March 1 and September 1. Southwest used the net proceeds from the issuance of the notes, approximately $380 million, for general corporate purposes. During 2003, the Company entered into an interest rate swap agreement relating to these notes. See Note 9 for further information.

On October 30, 2001, the Company issued $614 million Pass Through Certificates consisting of $150 million 5.1% Class A-1 certificates, $375 million 5.5% Class A-2 certificates, and $89 million 6.1% Class B certificates. A separate trust was established for each class of certificates. The trusts used the proceeds from the sale of certificates to acquire equipment notes, which were issued by Southwest on a full recourse basis. Payments on the equipment notes held in each trust will be passed through to the holders of certificates of such trust. The equipment notes were issued for each of 29 Boeing 737-700 aircraft owned by Southwest and are secured by a mortgage on such aircraft. Interest on the equipment notes held for the certificates is payable semiannually, on May 1 and November 1. Beginning May 1, 2002, principal payments on the equipment notes held for the Class A-1 certificates are due semiannually until the balance of the certificates mature on May 1, 2006. The entire principal of the equipment notes for the Class A-2 and Class B certificates are scheduled for payment on November 1, 2006. During 2003, the Company entered into an interest rate swap agreement relating to the $375 million 5.5% Class A-2 certificates. See Note 9 for further information.

In fourth quarter 1999, the Company entered into two identical 13-year floating rate financing arrangements, whereby it borrowed a total of $56 million from French banking partnerships. Although the interest on the borrowings are at floating rates, the Company estimates that, considering the full effect of the “net present value benefits” included in the transactions, the effective economic yield over the 13-year term of the loans will be approximately LIBOR minus 67 basis points. Principal and interest are payable semi-annually on June 30 and December 31 for each of the loans and the Company may terminate the arrangements in any year on either of those dates, with certain conditions. The Company pledged two aircraft as collateral for the transactions.

On February 28, 1997, the Company issued $100 million of senior unsecured 7 3/8% Debentures due March 1, 2027. Interest is payable semi-annually on March 1 and September 1. The debentures may be redeemed, at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of the principal amount of the debentures plus accrued interest at the date of redemption or the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the date of redemption at the comparable treasury rate plus 20 basis points, plus accrued interest at the date of redemption.

During 1992, the Company issued $100 million of senior unsecured 7 7/8% Notes due September 1, 2007. Interest is payable semi-annually on March 1 and September 1. The notes are not redeemable prior to maturity.

The net book value of the assets pledged as collateral for the Company's secured borrowings, primarily aircraft and engines, was $856 million at December 31, 2005.

As of December 31, 2005, aggregate annual principal maturities (not including amounts associated with interest rate swap agreements, and interest on capital leases) for the five-year period ending December 31, 2010, were $612 million in 2006, $127 million in 2007, $28 million in 2008, $29 million in 2009, $30 million in 2010, and $1.2 billion thereafter.

7. LEASES

The Company had nine aircraft classified as capital leases at December 31, 2005. The amounts applicable to these aircraft included in property and equipment were:

(In millions)	2005	2004
Flight equipment	$164	$173
Less accumulated depreciation	113	126
	$51	$47

Total rental expense for operating leases, both aircraft and other, charged to operations in 2005, 2004, and 2003 was $409 million, $403 million, and $386 million, respectively. The majority of the Company's terminal operations space, as well as 84 aircraft, were under operating leases at December 31, 2005. Future minimum lease payments under capital leases and noncancelable operating leases with initial or remaining terms in excess of one year at December 31, 2005, were:

(In millions)	Capital leases	Operating leases
2006	$16	$332
2007	16	309
2008	16	274
2009	16	235
2010	15	219
After 2010	12	1,164
Total minimum lease payments	91	$2,533
Less amount representing interest	17
Present value of minimum
lease payments	74
Less current portion	11
Long-term portion	$63

The aircraft leases generally can be renewed at rates based on fair market value at the end of the lease term for one to five years. Most aircraft leases have purchase options at or near the end of the lease term at fair market value, generally limited to a stated percentage of the lessor's defined cost of the aircraft.

8. CONSOLIDATION OF RESERVATIONS CENTERS

In November 2003, the Company announced the consolidation of its nine Reservations Centers into six, effective February 28, 2004. This decision was made in response to the established shift by Customers to the internet as a preferred way of booking travel. The Company’s website, www.southwest.com, now accounts for almost 70 percent of ticket bookings and, as a consequence, demand for phone contact has dramatically decreased. During first quarter 2004, the Company closed its Reservations Centers located in Dallas, Texas, Salt Lake City, Utah, and Little Rock, Arkansas. The Company provided the 1,900 affected Employees at these locations the opportunity to relocate to another of the Company’s remaining six centers. Those Employees choosing not to relocate, approximately 55% of the total affected, were offered support packages, which included severance pay, flight benefits, medical coverage, and job-search assistance, depending on length of service with the Company. The total cost associated with the Reservations Center consolidation, recognized in first quarter 2004, was approximately $18 million. Employee severance and benefit costs were reflected in “Salaries, wages, and benefits,” and the majority of other costs in “Other operating expenses” in the Consolidated Statement of Income. The total remaining amount accrued (not yet paid) was immaterial at December 31, 2005.

9. DERIVATIVE AND FINANCIAL INSTRUMENTS

Fuel contracts

Airline operators are inherently dependent upon energy to operate and, therefore, are impacted by changes in jet fuel prices. Jet fuel and oil consumed in 2005, 2004, and 2003 represented approximately 19.6 percent, 16.3 percent, and 14.9 percent of Southwest’s operating expenses, respectively. The Company endeavors to acquire jet fuel at the lowest possible cost. Because jet fuel is not traded on an organized futures exchange, liquidity for hedging is limited. However, the Company has found commodities for effective hedging of jet fuel costs, primarily crude oil, and refined products such as heating oil and unleaded gasoline. The Company utilizes financial derivative instruments as hedges to decrease its exposure to jet fuel price increases. The Company does not purchase or hold any derivative financial instruments for trading purposes.

The Company has utilized financial derivative instruments for both short-term and long-term time frames. In addition to the significant hedging positions the Company had in place during 2005, the Company also has significant future hedging positions. At December 31, 2005, the Company had a mixture of purchased call options, collar structures, and fixed price swap agreements in place to hedge over 70 percent of its 2006 total anticipated jet fuel requirements at average crude oil equivalent prices of approximately $36 per barrel, and had also hedged the refinery margins on most of those positions.

The Company accounts for its fuel hedge derivative instruments as cash flow hedges, as defined in Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS 133). Under SFAS 133, all derivatives designated as hedges that meet certain requirements are granted special hedge accounting treatment. Generally, utilizing the special hedge accounting, all periodic changes in fair value of the derivatives designated as hedges that are considered to be effective, as defined, are recorded in "Accumulated other comprehensive income" until the underlying jet fuel is consumed. See Note 10 for further information on Accumulated other comprehensive income. The Company is exposed to the risk that periodic changes will not be effective, as defined, or that the derivatives will no longer qualify for special hedge accounting. Ineffectiveness, as defined, results when the change in the total fair value of the derivative instrument does not exactly equal the change in the value of the Company’s expected future cash outlay to purchase jet fuel. To the extent that the periodic changes in the fair value of the derivatives are not effective, that ineffectiveness is recorded to “Other gains and losses” in the income statement. Likewise, if a hedge ceases to qualify for hedge accounting, those periodic changes in the fair value of derivative instruments are recorded to “Other gains and losses” in the income statement in the period of the change.

Ineffectiveness is inherent in hedging jet fuel with derivative positions based in other crude oil related commodities, especially given the magnitude of the current fair market value of the Company’s fuel hedge derivatives and the recent volatility in the prices of refined products. Due to the volatility in markets for crude oil and related products, the Company is unable to predict the amount of ineffectiveness each period, including the loss of hedge accounting, which could be determined on a derivative by derivative basis or in the aggregate. This may result in increased volatility in the Company’s results. The significant increase in the amount of hedge ineffectiveness and unrealized gains on derivative contracts settling in future periods recorded during the Company’s most recent five fiscal quarters was due to a number of factors. These factors included: the recent significant fluctuation in energy prices, the number of derivative positions the Company holds, significant weather events that have affected refinery capacity and the production of refined products, and the volatility of the different types of products the Company uses in hedging. The number of instances in which the Company has discontinued hedge accounting for specific hedges has increased recently, primarily due to these reasons. In these cases, the Company has determined that the hedges will not regain effectiveness in the time period remaining until settlement and therefore must discontinue special hedge accounting, as defined by SFAS 133. When this happens, any changes in fair value of the derivative instruments are marked to market through earnings in the period of change. As the fair value of the Company’s hedge positions increases in amount, there is a higher degree of probability that there will be continued variability recorded in the income statement and that the amount of hedge ineffectiveness and unrealized gains or losses recorded in future periods will be material. This is primarily due to the fact that small differences in the correlation of crude oil related products are leveraged over large dollar volumes.

During 2005, the Company recognized approximately $110 million of additional income in "Other (gains) losses, net," related to the ineffectiveness of its hedges and the loss of hedge accounting for certain hedges. Of this amount, approximately $77 million of the additional income was unrealized, mark-to-market changes in the fair value of derivatives due to the discontinuation of hedge accounting for certain contracts that will settle in future periods, approximately $9 million was ineffectiveness associated with hedges designated for future periods, and $24 million was ineffectiveness and mark-to-market gains related to hedges that settled during 2005. During 2004, the Company recognized approximately $13 million of additional expense in "Other (gains) losses, net," related to the ineffectiveness of its hedges. During 2003, the Company recognized approximately $16 million of additional income in "Other (gains) losses, net," related to the ineffectiveness of its hedges. During 2005, 2004, and 2003, the Company recognized approximately $35 million, $24 million, and $29 million of net expense, respectively, related to amounts excluded from the Company's measurements of hedge effectiveness, in "Other (gains) losses, net".

During 2005, 2004, and 2003, the Company recognized gains in "Fuel and oil" expense of $892 million, $455 million, and $171 million, respectively, from hedging activities. At December 31, 2005 and 2004, approximately $83 million and $51 million, respectively, due from third parties from expired derivative contracts, is included in "Accounts and other receivables" in the accompanying Consolidated Balance Sheet. The fair value of the Company's financial derivative instruments at December 31, 2005, was a net asset of approximately $1.7 billion. The current portion of these financial derivative instruments, $640 million, is classified as "Fuel hedge contracts" and the long-term portion, $1.1 billion, is classified as "Other assets" in the Consolidated Balance Sheet. The fair value of the derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets.

As of December 31, 2005, the Company had approximately $892 million in unrealized gains, net of tax, in "Accumulated other comprehensive income (loss)" related to fuel hedges. Included in this total are approximately $327 million in net unrealized gains that are expected to be realized in earnings during 2006.

Interest Rate Swaps

During 2003, the Company entered into interest rate swap agreements relating to its $385 million 6.5% senior unsecured notes due 2012 and $375 million 5.496% Class A-2 pass-through certificates due 2006. The floating rate paid under each agreement is set in arrears. Under the first agreement, the Company pays the London InterBank Offered Rate (LIBOR) plus a margin every six months and receives 6.5% every six months on a notional amount of $385 million until 2012. The average floating rate paid under this agreement during 2005 is estimated to be 6.46 percent based on actual and forward rates at December 31, 2005. Under the second agreement, the Company pays LIBOR plus a margin every six months and receives 5.496% every six months on a notional amount of $375 million until 2006. Based on actual and forward rates at December 31, 2005, the average floating rate paid under this agreement during 2005 is estimated to be 6.73 percent.

During 2004, the Company entered into an interest rate swap agreement relating to its $350 million 5.25% senior unsecured notes due 2014. Under this agreement, the Company pays LIBOR plus a margin every six months and receives 5.25% every six months on a notional amount of $350 million until 2014. The floating rate is set in advance. The average floating rate paid under this agreement during 2005 was 3.82 percent.

The primary objective for the Company’s use of interest rate hedges is to reduce the volatility of net interest income by better matching the repricing of its assets and liabilities. Concurrently, the Company's interest rate hedges are also intended to take advantage of market conditions in which short-term rates are significantly lower than the fixed longer term rates on the Company's long-term debt. The Company’s interest rate swap agreements qualify as fair value hedges, as defined by SFAS 133. The fair value of the interest rate swap agreements, which are adjusted regularly, are recorded in the Consolidated Balance Sheet, as necessary, with a corresponding adjustment to the carrying value of the long-term debt. The fair value of the interest rate swap agreements, excluding accrued interest, at December 31, 2005, was a liability of approximately $31 million. The long-term portion of this amount is recorded in “Other deferred liabilities” in the Consolidated Balance Sheet and the current portion is reflected in “Accrued liabilities.” In accordance with fair value hedging, the offsetting entry is an adjustment to decrease the carrying value of long-term debt. See Note 6.

Outstanding financial derivative instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not expect any of the counterparties to fail to meet their obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. To manage credit risk, the Company selects and periodically reviews counterparties based on credit ratings, limits its exposure to a single counterparty, and monitors the market position of the program and its relative market position with each counterparty. At December 31, 2005, the Company had agreements with seven counterparties containing early termination rights and/or bilateral collateral provisions whereby security is required if market risk exposure exceeds a specified threshold amount or credit ratings fall below certain levels. At December 31, 2005, the Company held $950 million in fuel hedge related cash collateral deposits under these bilateral collateral provisions. These collateral deposits serve to decrease, but not totally eliminate, the credit risk associated with the Company’s hedging program. The cash deposits, which can have a significant impact on the Company’s cash balance and cash flows as of and for a particular operating period, are included in “Accrued liabilities” on the Consolidated Balance Sheet and are included as “Operating cash flows” in the Consolidated Statement of Cash Flows.

The carrying amounts and estimated fair values of the Company’s long-term debt and fuel contracts at December 31, 2005 were as follows:

(In millions)	Carrying value	Estimated fair value
Zero coupon Notes due 2006	$58	$58
Pass Through Certificates	523	525
7 7/8% Notes due 2007	100	104
French Credit Agreements due 2012	41	41
6 1/2% Notes due 2012	370	392
5 1/4% Notes due 2014	340	332
5 1/8% Notes due 2017	300	282
French Credit Agreements due 2017	106	106
7 3/8% Debentures due 2027	100	111
Fuel contracts	1,678	1,678

The estimated fair values of the Company’s publicly held long-term debt were based on quoted market prices. The carrying values of all other financial instruments approximate their fair value.

10. COMPREHENSIVE INCOME

Comprehensive income includes changes in the fair value of certain financial derivative instruments, which qualify for hedge accounting, and unrealized gains and losses on certain investments. Comprehensive income totaled $959 million, $510 million, and $440 million for 2005, 2004, and 2003, respectively. The differences between “Net income” and “Comprehensive income” for these years are as follows:

(In millions)	2005	2004	2003

Net income	$484	$215	$372
Unrealized gain (loss) on derivative
instruments, net of deferred taxes of
$300, $185 and $43	474	293	66
Other, net of deferred taxes of $0,
$1 and $1	1	2	2
Total other comprehensive income	475	295	68

Comprehensive income	$959	$510	$440

A rollforward of the amounts included in "Accumulated other comprehensive income (loss)", net of taxes for 2005, 2004, and 2003, is shown below:

	Fuel		Accumulated other
	hedge		comprehensive
(In millions)	derivatives	Other	income (loss)
Balance at December 31, 2003	$123	$(1)	$122

2004 changes in fair value	558	2	560
Reclassification to earnings	(265)	-	(265)
Balance at December 31, 2004	416	1	417

2005 changes in fair value	999	1	1,000
Reclassification to earnings	(525)	-	(525)
Balance at December 31, 2005	$890	$2	$892

11. COMMON STOCK

The Company has one class of common stock. Holders of shares of common stock are entitled to receive dividends when and if declared by the Board of Directors and are entitled to one vote per share on all matters submitted to a vote of the shareholders. At December 31, 2005, the Company had 236 million shares of common stock reserved for issuance pursuant to Employee stock benefit plans (of which 36 million shares have not been granted.)

In January 2004, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock, utilizing proceeds from the exercise of Employee stock options. Repurchases were made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions. During first quarter 2005, the Company completed this program. In total, the Company repurchased approximately 20.9 million of its common shares during the course of the program.

In January 2006, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock. Repurchases will be made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions.

12. STOCK PLANS

The Company has stock plans covering Employees subject to collective bargaining agreements (collective bargaining plans) and stock plans covering Employees not subject to collective bargaining agreements (other Employee plans). None of the collective bargaining plans were required to be approved by shareholders. Options granted to Employees under collective bargaining plans are non-qualified, granted at or above the fair market value of the Company’s common stock on the date of grant, and generally have terms ranging from six to twelve years. Neither Executive Officers nor members of the Company’s Board of Directors are eligible to participate in any of these collective bargaining plans. Options granted to Employees through other Employee plans are both qualified as incentive stock options under the Internal Revenue Code of 1986 and non-qualified stock options, granted at the fair market value of the Company’s common stock on the date of grant, and have ten-year terms. All of the options included under the heading of “Other Employee Plans” have been approved by shareholders, except the plan covering non-management, non-contract Employees, which had options outstanding to purchase 6.3 million shares of the Company’s common stock as of December 31, 2005. Although the Company does not have a formal policy per se, upon option exercise, the Company will typically issue Treasury stock, to the extent such shares are available.

Vesting terms for the collective bargaining plans differ based on the grant made, and have ranged in length from immediate vesting to vesting periods in accordance with the period covered by the respective collective bargaining agreement. For “Other Employee Plans”, options vest and become fully exercisable over three, five, or ten years of continued employment, depending upon the grant type. For grants in any of the Company’s plans that are subject to graded vesting over a service period, we recognize expense on a straight-line basis over the requisite service period for the entire award. None of the Company’s grants include performance-based or market-based vesting conditions, as defined.

The Consolidated Statement of Income for 2005, 2004, and 2003 reflects share-based compensation cost of $80 million, $135 million, and $107 million, respectively. The total tax benefit recognized from share-based compensation arrangements for 2005, 2004, and 2003 was $25 million, $46 million, and $36 million, respectively. For 2005, 2004, and 2003, the Company’s net earnings were reduced by $55 million, $89 million, and $71 million, respectively, compared to the previous accounting method under APB 25. For 2005, 2004, and 2003, net income per share, basic was reduced by $.08, $.12, and $.09, respectively, compared to the previous accounting under APB 25. For 2005, 2004, and 2003, net income per share, diluted was reduced by $.06, $.10, and $.08, respectively, compared to the previous accounting under APB 25.

Prior to the adoption of SFAS 123R, the Company was required to record benefits associated with the tax deductions in excess of recognized compensation cost as an operating cash flow. However, SFAS 123R requires that such benefits be recorded as a financing cash inflow and corresponding operating cash outflow. In the accompanying Consolidated Statement of Cash Flows for 2005, 2004, and 2003, the respective $47 million, $23 million, and $29 million tax benefits classified as a financing cash flows (and corresponding operating cash outflows) were classified as an operating cash inflows prior to the adoption of SFAS 123R.

The fair value of each option grant is estimated on the date of grant using a modified Black-Scholes option pricing model. The following weighted-average assumptions were used for grants made under the fixed option plans for the current and prior year:

	2005	2004	2003

Wtd-average risk-free interest rate	4.1%	3.1%	2.6%
Expected life of option (years)	4.7	4.0	4.2
Expected stock volatility	26.2%	34.0%	34.0%
Expected dividend yield	0.09%	0.11%	0.13%

The Black-Scholes option valuation model was developed for use in estimating the fair value of short-term traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of somewhat subjective assumptions including expected stock price volatility. Prior to 2005, the Company relied exclusively on historical volatility as an input for determining the estimated fair value of stock options. For 2005, the Company relied on observations of both historical volatility trends as well as implied future volatility observations as determined by independent third parties. For 2005 stock option grants, the Company utilized expected volatility based on the expected life of the option, but within a range of 25% to 27%. In determining the expected life of the option grants, the Company has observed the actual terms of prior grants with similar characteristics, the actual vesting schedule of the grant, and assessed the expected risk tolerance of different optionee groups. The risk-free interest rates used, which were actual U.S. Treasury zero-coupon rates for bonds matching the expected term of the option as of the option grant date, ranged from 3.37% to 4.47% for 2005, 2.16% to 4.62% for 2004, and 1.82% to 4.10% for 2003.

The fair value of options granted under the fixed option plans during 2005 ranged from $2.90 to $6.79, with a weighted-average fair value of $4.49. The fair value of options granted under the fixed option plans during 2004 ranged from $3.45 to $7.83, with a weighted-average fair value of $4.49. The fair value of options granted under the fixed option plans during 2003 ranged from $3.33 to $8.17, with a weighted-average fair value of $4.28

Aggregated information regarding the Company’s fixed stock option plans is summarized below:

	COLLECTIVE BARGAINING PLANS
	Options (000)	Wtd. average exercise price	Wtd. average remaining contractual term	Aggregate intrinsic value (millions)
Outstanding December 31, 2002	104,020	$9.51
Granted	26,674	13.53
Exercised	(7,422)	6.78
Surrendered	(3,214)	12.67
Outstanding December 31, 2003	120,058	10.47
Granted	14,131	14.41
Exercised	(7,222)	6.59
Surrendered	(6,264)	13.62
Outstanding December 31, 2004	120,703	10.98
Granted	1,697	14.91
Exercised	(14,739)	6.13
Surrendered	(2,417)	13.89
Outstanding December 31, 2005	105,244	$11.65	4.5	$503
Vested or expected to vest at Dec. 31, 2005	97,957	$11.47	4.5	$352
Exercisable at Dec. 31, 2005	76,283	$10.73	4.0	$435

	OTHER EMPLOYEE PLANS
	Options (000)	Wtd. average exercise price	Wtd. average remaining contractual term	Aggregate intrinsic value (millions)
Outstanding December 31, 2002	34,152	$11.47
Granted	4,770	14.63
Exercised	(3,318)	7.95
Surrendered	(1,052)	13.57
Outstanding December 31, 2003	34,552	12.21
Granted	4,255	15.05
Exercised	(3,133)	6.79
Surrendered	(1,453)	14.54
Outstanding December 31, 2004	34,221	12.94
Granted	6,662	15.60
Exercised	(3,800)	7.09
Surrendered	(1,263)	15.60
Outstanding December 31, 2005	35,820	$13.96	5.8	$89
Vested or expected to vest at Dec. 31, 2005	34,412	$13.93	5.8	$65
Exercisable at Dec. 31, 2005	20,395	$13.78	5.1	$54

The total aggregate intrinsic value of options exercised during 2005, 2004, and 2003 was $179 million, $106 million, and $121 million, respectively. The total fair value of shares vesting during 2005, 2004, and 2003 was $96 million, $114 million, and $87 million, respectively. As of December 31, 2005, there was $148 million of total unrecognized compensation cost related to share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 2.0 years. The total recognition period for the remaining unrecognized compensation cost is approximately ten years; however, the majority of this cost will be recognized over the next two years, in accordance with vesting provisions.

Employee Stock Purchase Plan

At December 31, 2005, under the amended 1991 Employee Stock Purchase Plan (ESPP), which has been approved by shareholders, the Company is authorized to issue up to a remaining balance of 2.0 million shares of common stock to Employees of the Company. These shares may be issued at a price equal to 90 percent of the market value at the end of each monthly purchase period. Common stock purchases are paid for through periodic payroll deductions. For 2005, 2004, and 2003, participants under the plan purchased 1.5 million shares, 1.5 million shares, and 1.4 million shares at average prices of $13.19, $13.47, and $14.04, respectively. The weighted-average fair value of each purchase right under the ESPP granted for 2005, 2004, and 2003, which is equal to the ten percent discount from the market value of the common stock at the end of each monthly purchase period, was $1.47, $1.50, and $1.56, respectively.

Non-Employee Director grants and Incentive Plan

During the term of the 1996 Non-Qualified Stock Option Plan (1996 Plan), upon initial election to the Board, non-Employee Directors receive a one-time option grant to purchase 10,000 shares of Southwest Common Stock at the fair market value of such stock on the date of the grant. The Company’s 1996 Plan, which is administered by the Compensation Committee of the Board of Directors, is set to expire in second quarter 2006, after which no additional options may be granted from the plan. Outstanding stock options to the Board under the 1996 Plan become exercisable over a period of five years from the grant date and have a term of 10 years.

In 2001, the Board adopted the Southwest Airlines Co. Outside Director Incentive Plan. The purpose of the plan is to align more closely the interests of the non-Employee Directors with those of the Company’s Shareholders and to provide the non-Employee Directors with retirement income. To accomplish this purpose, the plan compensates each non-Employee Director based on the performance of the Company’s Common Stock and defers the receipt of such compensation until after the non-Employee Director ceases to be a Director of the Company. Pursuant to the plan, on the date of the 2002 Annual Meeting of Shareholders, the Company granted 750 non-transferable Performance Shares to each non-Employee Director who had served as a Director since at least May 2001. Thereafter, on the date of each Annual Meeting of Shareholders, the Company will grant 750 Performance Shares to each non-Employee Director who has served since the previous Annual Meeting. A Performance Share is a unit of value equal to the Fair Market Value of a share of Southwest Common Stock, based on the average closing sale price of the Common Stock as reported on the New York Stock Exchange during a specified period. On the 30th calendar day following the date a non-Employee Director ceases to serve as a Director of the Company for any reason, Southwest will pay to such non-Employee Director an amount equal to the Fair Market Value of the Common Stock during the 30 days preceding such last date of service multiplied by the number of Performance Shares then held by such Director. The plan contains provisions contemplating adjustments on changes in capitalization of the Company. The Company accounts for grants made under this plan as liability awards, as defined, and since the awards are not stock options, they are not reflected in the above tables.  The fair value of the awards as of December 31, 2005, which is not material to the Company, is included in Accrued liabilities in the accompanying Consolidated Balance Sheet.

Taxes

A portion of the Company’s granted options qualify as incentive stock options (ISO) for income tax purposes. As such, a tax benefit is not recorded at the time the compensation cost related to the options is recorded for book purposes due to the fact that an ISO does not ordinarily result in a tax benefit unless there is a disqualifying disposition. Stock option grants of non-qualified options result in the creation of a deferred tax asset, which is a temporary difference, until the time that the option in exercised. Due to the treatment of incentive stock options for tax purposes, the Company’s effective tax rate from year to year is subject to variability.

13. EMPLOYEE RETIREMENT PLANS

Defined contribution plans

The Company has defined contribution plans covering substantially all Southwest Employees. The Southwest Airlines Co. Profitsharing Plan is a money purchase defined contribution plan and Employee stock purchase plan. The Company also sponsors Employee savings plans under section 401(k) of the Internal Revenue Code, which include Company matching contributions. The 401(k) plans cover substantially all Employees. Contributions under all defined contribution plans are primarily based on Employee compensation and performance of the Company.

Company contributions to all retirement plans expensed in 2005, 2004, and 2003 were $264 million, $200 million, and $219 million, respectively.

Postretirement benefit plans

The Company provides postretirement benefits to qualified retirees in the form of medical and dental coverage. Employees must meet minimum levels of service and age requirements as set forth by the Company, or as specified in collective bargaining agreements with specific workgroups. Employees meeting these requirements, as defined, may use accrued sick time to pay for medical and dental premiums from the age of retirement until age 65.

The following table shows the change in the Company’s accumulated postretirement benefit obligation (APBO) for the years ended December 31, 2005 and 2004:

(In millions)	2005	2004

APBO at beginning of period	$80	$77
Service cost	12	10
Interest cost	4	5
Benefits paid	(2)	(1)
Actuarial (gain) loss	-	(11)
Plan amendments	-	-

APBO at end of period	$94	$80

During first quarter 2004, the Company closed its Reservations Centers located in Dallas, Texas, Salt Lake City, Utah, and Little Rock, Arkansas. In excess of 1,000 Employees at these locations did not elect to relocate to the Company’s remaining centers and, instead, accepted severance packages offered by the Company. See Note 8 for further information. Also during 2004, the Company offered an early-out option to substantially all Employees, primarily in an effort to alleviate overstaffing in certain areas of the Company. As a result of the reduction in headcount associated with these events, the Company remeasured its benefit obligation, resulting in the 2004 gain.

The assumed healthcare cost trend rates have a significant effect on the amounts reported for the Company’s plan. A one-percent change in all healthcare cost trend rates used in measuring the APBO at December 31, 2005, would have the following effects:

(In millions)	1% increase	1% decrease

Increase (decrease) in total service and interest costs	$2	$(1)
Increase (decrease) in the APBO	$7	$(7)

The Company’s plans are unfunded, and benefits are paid as they become due. For 2005, both benefits paid and Company contributions to the plans were each $2 million. For 2004, both benefits paid and Company contributions to the plans were each $1 million. Estimated future benefit payments expected to be paid for each of the next five years are $4 million in 2006, $6 million in 2007, $8 million in 2008, $10 million in 2009, $12 million in 2010, and $84 million for the next five years thereafter.

The following table shows the calculation of the accrued postretirement benefit cost recognized in “Other deferred liabilities” on the Company’s Consolidated Balance Sheet at December 31, 2005 and 2004:

(In millions)	2005	2004

Funded status	$(94)	$(80)
Unrecognized net actuarial loss	6	4
Unrecognized prior service cost	4	8

Cost recognized on Consolidated Balance Sheet	$(84)	$(68)

The Company’s periodic postretirement benefit cost for the years ended December 31, 2005, 2004, and 2003, included the following:

(In millions)	2005	2004	2003

Service cost	$12	$10	$9
Interest cost	4	5	4
Amortization of prior service cost	2	2	2
Recognized actuarial loss	-	1	1

Net periodic postretirement benefit cost	$18	$18	$16

Unrecognized prior service cost is expensed using a straight-line amortization of the cost over the average future service of Employees expected to receive benefits under the plan. The Company used the following actuarial assumptions to account for its postretirement benefit plans at December 31:

	2005	2004	2003

Wtd-average discount rate	5.25%	6.25%	6.75%
Assumed healthcare cost trend rate (1)	9.00%	10.00%	10.00%

(1) The assumed healthcare cost trend rate is assumed to decrease to 8.50% for 2006, then decline gradually to 5% by 2013 and remain level thereafter.

14. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities at December 31, 2005 and 2004, are as follows:

(In millions)	2005	2004
DEFERRED TAX LIABILITIES:
Accelerated depreciation	$2,251	$2,027
Fuel hedges	564	264
Other	3	11
Total deferred tax liabilities	2,818	2,302
DEFERRED TAX ASSETS:
Deferred gains from sale and
leaseback of aircraft	76	83
Capital and operating leases	70	73
Accrued employee benefits	132	110
Stock-based compensation	128	120
State taxes	57	52
Net operating loss carry forward	164	186
Other	21	53
Total deferred tax assets	648	677
Net deferred tax liability	$2,170	$1,625

The provision for income taxes is composed of the following:

(In millions)	2005	2004	2003
CURRENT:
Federal	$43	$(20)	$71
State	7	-	9
Total current	50	(20)	80
DEFERRED:
Federal	231	140	142
State	14	4	9
Total deferred	245	144	151
	$295	$124	$231

For the year 2004, Southwest Airlines Co. had a tax net operating loss of $616 million for federal income tax purposes. The Company carried a portion of this net operating loss back to prior periods, resulting in a $35 million refund of federal taxes previously paid. This refund was received during 2005. The Company applied a portion of this 2004 net operating loss to the 2005 tax year, resulting in the payment of no federal taxes for this year. The $43 million current tax provision relates to the tax benefit of stock options exercised during 2005. The remaining portion of the Company’s federal net operating loss that can be carried forward to future years is estimated at $453 million, and expires in 2024.

The effective tax rate on income before income taxes differed from the federal income tax statutory rate for the following reasons:

(In millions)	2005	2004	2003
Tax at statutory
U.S. tax rates	$274	$123	$213
Nondeductible items	8	7	7
State income taxes,
net of federal benefit	14	3	12
Other, net	(1)	(9)	(1)
Total income
tax provision	$295	$124	$231

The Internal Revenue Service (IRS) regularly examines the Company’s federal income tax returns and, in the course of which, may propose adjustments to the Company’s federal income tax liability reported on such returns. It is the Company’s practice to vigorously contest those proposed adjustments that it deems lacking of merit. The Company's management does not expect that the outcome of any proposed adjustments presented to date by the IRS, individually or collectively, will have a material adverse effect on the Company's financial condition, results of operations, or cash flows.

15. NET INCOME PER SHARE

The following table sets forth the computation of net income per share, basic and diluted:

(In millions, except per share amounts)	2005	2004	2003

Net income	$484	$215	$372

Weighted-average shares
outstanding, basic	789	783	783
Dilutive effect of Employee
stock options	17	21	27
Adjusted weighted-average
shares outstanding, diluted	806	804	810

Net income per share, basic	$.61	$.27	$.48

Net income per share, diluted	$.60	$.27	$.46

The Company has excluded 12 million, 31 million, and 10 million shares from its calculations of net income per share, diluted, in 2005, 2004, and 2003, respectively, as they represent antidilutive stock options for the respective periods presented.

16. FEDERAL GRANT

On April 16, 2003, as a result of the United States war with Iraq, the Emergency Wartime Supplemental Appropriations Act (Wartime Act) was signed into law. Among other items, the legislation included a $2.3 billion government grant for airlines. Southwest received $271 million as its proportional share of the grant during second quarter 2003. This amount is included in “Other (gains) losses” in the accompanying Consolidated Income Statement for 2003. Also as part of the Wartime Act, the Company received approximately $5 million as a reimbursement for the direct cost of reinforcing cockpit doors on all of the Company’s aircraft. The Company accounted for this reimbursement as a reduction of capitalized property and equipment.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Southwest Airlines Co.

We have audited the accompanying consolidated balance sheets of Southwest Airlines Co. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Airlines Co. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1, the Company changed its method of accounting for scheduled airframe maintenance and share-based compensation.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Southwest Airlines Co.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 30, 2006 expressed an unqualified opinion thereon.

Dallas, Texas
January 30, 2006, except for Note 1 - “Changes in Accounting,”
as to which the date is August 9, 2006.